Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Karman Holdings Inc., of our report dated October 21, 2024, except for the effects of the restatement described in Notes 3, 12 and 13, as to which the date is December 23, 2024, relating to the consolidated financial statements of TCFIII Spaceco Holdings LLC (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the Company’s consolidated financial statements), appearing in Amendment No. 3 to the Registration Statement on Form S-1 of Karman Holdings Inc (No. 333-284382), filed with the Securities and Exchange Commission on February 10, 2025.

/s/ Moss Adams LLP

Moss Adams LLP

Irvine, California

February 13, 2025